Exhibit 99.1

Community West Bancshares Reports Second Quarter Results, Highlighted by Improved Credit Quality and Net Interest Margin Expansion

GOLETA, Calif.--(BUSINESS WIRE)--July 30, 2012--Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported a net loss of $591,000 in the second quarter of 2012 (2Q12) compared to net income of $819,000 in the first quarter of 2012 (1Q12) and a net loss of $221,000 in the second quarter a year ago (2Q11). In the first six months of 2012, Community West reported net income of $228,000 compared to net income of $375,000 in the first six months of 2011.

This quarter’s loss included a $431,000 prepayment penalty resulting from paying off $17.0 million of borrowings from the Federal Home Loan Bank (FHLB) as part of the planned streamlining of the Company’s balance sheet.

“Our second quarter was highlighted by a continued reduction in deposit costs which resulted in an expansion of our net interest margin during the second quarter of 2012 to 4.78%, an increase of 30 basis points compared to the preceding quarter and an increase of 20 basis points compared to the same quarter a year ago,” stated Martin E. Plourd, President and Chief Executive Officer. “Our efforts have been focused on improving our core banking strategy while orderly reducing the balance sheet and diligently working to improve asset quality. This operational plan is aimed at continued stability to the organization by strengthening the balance sheet and returning the Bank to sustainable profitability and we believe we have made meaningful progress in all of these areas during the quarter, with non-performing assets and related credit costs declining compared to the preceding quarter. The majority of the discretionary reductions of the balance sheet were performed in the first six months of 2012.”

2Q12 Financial Highlights

  Net interest margin was 4.78% in 2Q12, an increase of 6.7%, compared to 4.48% in 1Q12 and up from 4.58% in 2Q11.
  Nonaccrual loans were $32.8 million, or 6.7% of total loans at June 30, 2012, down 14.4% from $38.3 million, or 7.4% of total loans at March 31, 2012.
  Net real estate owned (REO), after subtracting the SBA guarantee, and repossessed assets decreased 58.2% to $2.1 million at June 30, 2012 compared to $4.9 million three months earlier and decreased 70.7% compared to $7.0 million a year earlier.
  The total allowance for loan losses equaled 3.59% of total loans held for investment at June 30, 2012, compared to 3.19% at March 31, 2012 and 3.09% a year ago.
  Community West Bank’s Total risk-based capital ratio was 13.41% and Tier 1 leverage ratio was 9.38% at June 30, 2012, an increase compared to the Bank’s Total risk-based capital ratio of 12.43% and Tier 1 leverage ratio of 8.52% at March 31, 2012. Under the Bank’s regulatory agreement, ratios of 12% and 9%, respectively, are required to be maintained.

Including $268,000 of dividends and accretion on preferred stock, the net loss applicable to common stockholders was $859,000, or $0.14 per diluted share, in 2Q12 compared a net loss applicable to common stockholders of $483,000, or $0.08 per diluted share, in 2Q11.

Credit Quality

Nonaccrual loans decreased 14.4% to $32.8 million, or 6.7% of total loans at June 30, 2012 compared to $38.3 million, or 7.4% of total loans at March 31, 2012. Nonaccrual loans were $29.7 million, or 5.2% of total loans at June 30, 2011.

Of the $32.8 million in nonaccrual loans, $21.6 million, or 65.9% were real estate loans, $1.3 million, or 4.1% were SBA loans, $8.8 million, or 26.9% were manufactured housing loans, $920,000, or 2.8% were commercial loans and $104,000, or 0.03% were other installment loans.

Net real estate owned (REO) and repossessed assets decreased 58.2% to $2.1 million at June 30, 2012 compared to $4.9 million three months earlier and decreased 70.7% compared to $7.0 million a year earlier.

Nonaccrual loans plus net REO and repossessed assets decreased to $34.9 million, or 6.1% of total assets, at June 30, 2012 compared to $43.2 million, or 6.9% of total assets, three months earlier and $36.8 million, or 5.7% of total assets, a year ago. Net charge-offs totaled $1.2 million in 2Q12, a decrease of 54.5%, compared to $2.5 million in 1Q12.

Community West’s loan loss provision was $1.90 million in 2Q12 compared to $1.98 million in 1Q12 and $3.16 million in 2Q11. The allowance for loan losses totaled $15.4 million at June 30, 2012, equal to 3.59% of total loans held for investment, compared to 3.19% at March 31, 2012 and 3.09% at June 30, 2011.

Income Statement Review

Second quarter net interest income was $6.6 million compared to $6.5 million in 1Q12 and $7.1 million in 2Q11. In the first half of 2012, net interest income was $13.1 million compared to $14.2 million in the first half of 2011. The second quarter net interest margin improved 30 basis points to 4.78%, compared to 4.48% in 1Q12 and improved 20 basis points compared to 4.58% in 2Q11. In the first six months of 2012, the net interest margin increased eight basis points to 4.63% compared to 4.55% in the first six months of 2011. Comparatively fewer loans were placed on nonaccrual in 2Q12.

Non-interest income was $513,000 in 2Q12 compared to $1.9 million in 1Q12 and $815,000 in 2Q11. In the first six months of 2012, non-interest income was $2.4 million compared to $1.6 million in the first six months of 2011. First quarter 2012 non-interest income included a $973,000 gain on sale of SBA loans.

Non-interest expenses were $5.8 million in 2Q12 compared to $5.6 million in 1Q12 and $5.1 million in 2Q11. The slight increase compared to the preceding quarter was primarily due to the FHLB advance prepayment fee of $431,000. In the first six months of 2012, non-interest expenses were $11.4 million compared to $10.9 million in the first six months of 2011.

Balance Sheet

“In an effort to strengthen the Bank and enhance our capital ratios, we continued in 2Q12 with an orderly reduction of the balance sheet,” said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. “As a result, we again used excess cash to prepay FHLB advances and we are letting the higher interest-bearing certificates of deposit run off as we focus our efforts on growing low-cost core deposits.”

Net loans were $477.2 million at June 30, 2012 compared to $504.6 million at March 31, 2012 and $553.4 million at June 30, 2011. Community West sold $10.1 million of SBA loans during 1Q12. Commercial real estate loans outstanding were down 16.5% from year ago levels to $144.8 million at June 30, 2012 and comprise 29.4% of the total loan portfolio. Manufactured housing loans were down 5.0% from year ago levels to $183.3 million and represent 37.2% of total loans. Commercial loans were down 20.6% compared to a year ago and represent 7.6% of the total loan portfolio and SBA loans decreased 24.2% from a year ago and now represent 18.5% of the total loan portfolio.

Total deposits were $478.3 million at June 30, 2012 compared to $510.8 million at March 31, 2012, and $511.1 million at June 30, 2011. Non-interest-bearing accounts were $51.3 million at June 30, 2012 compared to $54.4 million at June 30, 2011. Interest-bearing accounts increased 2.0% to $280.6 million at June 30, 2012, compared to $275.1 million at June 30, 2011. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $380.8 million at June 30, 2012 compared to $390.3 million at June 30, 2011.

Total assets were $572.9 million at June 30, 2012 compared to $623.2 million at March 31, 2012, and $643.8 million at June 30, 2011. In addition to prepaying FHLB advances, the Bank received payoff on two large loans and has been active in working and reducing problem assets. Stockholders’ equity was $50.3 million at June 30, 2012, compared to $51.1 million at March 31, 2012 and $61.8 million at June 30, 2011. Book value per common share was $5.87 at June 30, 2012, compared to $6.01 at March 31, 2012 and $7.84 at June 30, 2011.

Recent Developments

Management believes that the Bank has made substantial progress on addressing points noted by its regulators as part of its ongoing efforts to strengthen the Bank’s operations.

Community West Bank completed the following actions within the last 180 days to streamline the balance sheet and enhance its capital position:

  Closed remaining out-of-state (CO, OR, UT and WA) SBA lending operations in February 2012.
  Sold $10.1 million of guaranteed SBA loans in March 2012, generating a net gain of $973,000.
  Prepaid $5.0 million of FHLB advances in March 2012 and another $17.0 million in April 2012.
  Sold $4.0 million of investment securities in March 2012 at a net gain of $121,000.
  Sold $3.0 million in REO and repossessed assets in 1Q12 and another $4.3 million in 2Q12.

Among other actions that will require prior Federal Reserve Board (FRB) approval, the Company will not be allowed to pay any dividends on its capital and preferred stock. The FRB has denied approving payment of the dividends on the Preferred Shares. $195,000 was due on May 15, 2012 and $195,000 will be due on August 15, 2012. Such amounts continue to be accrued as incurred and deducted from capital.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Interest income
Loans	$7,830	$8,082	$8,865	$15,912	$17,909
Investment securities and other	204	239	270	443	557
Total interest income	8,034	8,321	9,135	16,355	18,466
Interest expense
Deposits	1,052	1,265	1,472	2,317	3,142
Other borrowings and convertible debentures	425	528	578	953	1,169
Total interest expense	1,477	1,793	2,050	3,270	4,311
Net interest income	6,557	6,528	7,085	13,085	14,155
Provision for loan losses	1,900	1,983	3,157	3,883	4,140
Net interest income after
provision for loan losses	4,657	4,545	3,928	9,202	10,015
Non-interest income
Other loan fees	295	250	411	545	641
Gain on loan sales	58	1,097	85	1,155	167
Other	160	541	319	701	745
Total non-interest income	513	1,888	815	2,401	1,553
Non-interest expenses
Salaries and employee benefits	2,742	2,885	2,707	5,627	5,816
Occupancy and equipment expenses	419	495	494	914	999
FDIC assessment	309	426	222	735	524
Professional services	296	325	236	621	451
Loss on sale and write-down of foreclosed real estate and repossessed assets	371	409	199	780	658
Other operating expenses	1,624	1,074	1,257	2,698	2,476
Total non-interest expenses	5,761	5,614	5,115	11,375	10,924
Income (loss) before income taxes	(591)	819	(372)	228	644
Provision for income taxes	-	-	(151)	-	269

NET INCOME (LOSS)	$(591)	$819	$(221)	$228	$375

Dividends and accretion on preferred stock	268	262	262	530	524

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS
	$(859)	$557	$(483)	$(302)	$(149)

Earnings (loss) per common share:
Basic	$(0.14)	$0.09	$(0.08)	$(0.05)	$(0.02)
Diluted	$(0.14)	$0.08	$(0.08)	$(0.05)	$(0.02)

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	December 31,	June 30,
	2012	2011	2011

Cash and cash equivalents	$28,438	$22,572	$7,536
Interest-earning deposits in other financial institutions	4,187	347	240
Investment securities	29,474	38,923	38,903
Loans:
Commercial	37,464	42,058	47,194
Commercial real estate	144,799	168,812	173,434
SBA	91,196	111,786	120,340
Manufactured housing	183,343	189,331	193,060
Single family real estate	11,469	11,789	11,745
HELOC	20,490	20,719	20,983
Consumer	310	312	329
Mortgage loans held for sale	3,593	3,179	1,597
Total loans	492,664	547,986	568,682

Loans, net
Held for sale	62,070	77,303	76,144
Held for investment	430,594	470,683	492,538
Less: Allowance	(15,446)	(15,270)	(15,237)
Net held for investment	415,148	455,413	477,301
NET LOANS	477,218	532,716	553,445

Other assets	33,608	38,790	43,707

TOTAL ASSETS	$572,925	$633,348	$643,831

Deposits
Non-interest-bearing	$51,296	$49,894	$54,386
Interest-bearing	280,639	289,796	275,144
Savings	16,128	19,429	22,343
CDs over 100K	113,407	128,254	127,505
CDs under 100K	16,841	23,889	31,756
Total Deposits	478,311	511,262	511,134
Other borrowings	41,852	68,852	67,862
Other liabilities	2,472	2,608	2,997
TOTAL LIABILITIES	522,635	582,722	581,993

Stockholders' equity	50,290	50,626	61,838

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$572,925	$633,348	$643,831

Shares outstanding	5,990	5,990	5,984

Book value per common share	$5.87	$5.94	$7.84

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011	Jun.30, 2012	Jun.30, 2011
Return on average common equity	-6.71%	9.07%	-1.83%	1.28%	1.57%
Return on average assets	-0.41%	0.52%	-0.13%	0.08%	0.11%
Efficiency ratio	81.49%	66.71%	64.74%	73.45%	69.54%
Net interest margin	4.78%	4.48%	4.58%	4.63%	4.55%

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
AVERAGE BALANCES	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011	Jun.30, 2012	Jun.30, 2011
Average assets	$583,442	$631,547	$659,131	$607,487	$665,782
Average earning assets	551,239	586,399	620,776	568,831	626,952
Average total loans	509,505	540,763	574,059	525,144	580,585
Average deposits	489,035	511,634	523,119	500,326	528,536
Average equity (including preferred stock)	50,359	51,209	62,915	50,785	62,778
Average common equity (excluding preferred stock)	35,220	36,112	48,018	35,667	47,915

EQUITY ANALYSIS	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011
Total equity	$50,290	$51,110	$61,838
Less: senior preferred stock	15,126	15,141	14,941
Total common equity	$35,164	$35,969	$46,897

Common stock outstanding	5,990	5,990	5,984
Book value per common share	$5.87	$6.01	$7.84

ASSET QUALITY	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011
Nonaccrual loans	$32,790	$38,290	$29,724
Nonaccrual loans/total loans	6.66%	7.37%	5.23%
REO and repossessed assets	$2,292	$5,776	$10,319
Less: SBA-guaranteed amounts	230	844	$3,274

Net REO and repossessed assets	$2,062	$4,932	$7,045
Nonaccrual loans plus net REO	34,852	43,222	$36,769
Nonaccrual loans plus net REO/total assets	6.08%	6.94%	5.71%
Net loan charge-offs in the quarter	$1,159	$2,548	$1,092
Net charge-offs in the quarter/total loans	0.24%	0.49%	0.19%

Allowance for loan losses	$15,446	$14,705	$15,237
Plus: Reserve for undisbursed loan commitments	181	206	260
Total allowance for credit losses	$15,627	$14,911	$15,497
Total allowance for loan losses/total loans held for investment	3.59%	3.19%	3.09%
Total allowance for loan losses/nonperforming loans	47.11%	38.40%	51.26%

Community West Bancshares
Tier 1 leverage ratio	8.60%	8.08%	9.35%
Tier 1 risk-based capital ratio	11.22%	10.61%	11.82%
Total risk-based capital ratio	14.26%	13.51%	14.60%

Community West Bank
Tier 1 leverage ratio	9.38%	8.52%	9.59%
Tier 1 risk-based capital ratio	12.13%	11.15%	12.12%
Total risk-based capital ratio	13.41%	12.43%	13.39%

INTEREST SPREAD ANALYSIS	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011
Yield on interest-bearing deposits	0.97%	1.10%	1.25%
Yield on total loans	6.18%	6.01%	6.19%
Yield on investments	2.25%	2.23%	2.36%
Yield on earning assets	5.86%	5.71%	5.90%

Cost of deposits	0.87%	0.99%	1.13%
Cost of FHLB advances	2.93%	2.43%	2.60%
Cost of interest-bearing liabilities	1.24%	1.37%	1.52%

CONTACT:
Community West Bancshares
Charles G. Baltuskonis, EVP & CFO
805-692-5821
www.communitywestbank.com